UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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OCTAVE SPECIALTY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Supplement Executive Compensation and 2026 Incentive Compensation Plan Supplement to the 2026 Proxy Statement Octave Specialty Group, Inc.

2 Strategic Transformation: Sale of Legacy Financial Guarantee Business Context for 2025 executive compensation actions Completion of a Multi-Year Transformation In the third quarter of 2025, we completed the sale of our legacy financial guarantee business for $420 million in cash (the “Sale Transaction”). The Sale Transaction concluded a multi-year strategic transformation and followed several years of litigation settlements and portfolio de-risking efforts. Its completion allows the Company to focus exclusively on its specialty insurance distribution and underwriting businesses launched beginning in 2021. Repositioning as a Specialty Insurance Platform Octave is now a stand-alone specialty P&C platform operating with a streamlined leadership team of four executive officers. The Compensation Committee undertook a comprehensive review of executive compensation to ensure alignment with the Company's new scale, scope, and go-forward strategy. Sale Transaction at a Glance $420M Cash proceeds from the Sale Transaction $6.2B Associated liabilities removed from the balance sheet Q3 2025 Transaction closed; Company renamed Octave Specialty Group

3 Rationale for One-Time Special Payments to Executive Officers Recognizing successful close of the Sale Transaction and retaining senior leadership through the transition Why the Compensation Committee Acted The Sale Transaction qualified as a “Change in Control” under existing employment agreements and equity plans, giving Messrs. LeBlanc and Trick and Ms. Smith the ability to resign for “Good Reason” and receive severance benefits. The Committee entered into new employment agreements that restructured the executives’ compensation arrangements – not simply a decision to stay or leave – but an agreement to stay and accept meaningfully reduced compensation terms. One-time awards included were primarily represented by option grants tied to rigorous stock price performance over a multi-year period, and to recognize the successful completion of the company transformation and retain senior leadership through the transition. Transaction Completion Bonus Cash-based awards subject to forfeiture and clawback if the executive is terminated for Cause or resigns without Good Reason within 12 months of the Grant Date. Time-Based RSU Awards Granted October 3, 2025. Vest on the first anniversary of grant, with an additional one- year post-vesting holding period during which shares may not be sold or transferred. Performance Stock Options Granted October 3, 2025. Vest upon a one- year service condition plus achievement of rigorous share-price hurdles of $18.00, $21.50, $25.00, and $30.00 (30-day VWAP for 60 trading days). Based on the closing price of $8.97 on the grant date, the hurdles represent appreciation of approximately 101%, 140%, 179%, and 235%, respectively. The Committee believes these actions appropriately balance retention of the senior leadership team, alignment with stockholders, and support of the transition to the Company’s new business model.

4 Go-Forward Reductions in Executive Compensation Target total compensation adjusted to reflect smaller, focused operating profile Following the Sale Transaction, the Compensation Committee approved meaningful reductions to target total compensation for the Continuing Officer NEOs, consistent with the Company’s reduced scale and post-transaction operating model. Executive Pre-Sale Target Total Post-Sale Target Total Change Claude LeBlanc, CEO $5,850,000 $4,675,000 – $1,175,000 (–20%) David Trick, CFO $2,100,000 $1,720,000 – $380,000 (–18%) R. Sharon Smith, Group COO $1,750,000 $1,525,000 – $225,000 (–13%) Lawrence F. Metz, General Counsel n/a (new in 2025) $1,265,000 New role 2026 Compensation Action Messrs. LeBlanc and Trick and Ms. Smith voluntarily agreed to receive their 2026 LTIP awards based on a grant price of $8.00 per share — above the then-current market price — meaningfully reducing the number of shares issued and preserving equity capacity for stockholders. Performance-Weighted Pay Mix Target compensation remains heavily weighted to at-risk, performance-based incentives: 81% of CEO and 66% of average other NEO target compensation is variable and tied to stockholder value.

Leadership Advantages

Business Unit Leaders Average 30+ Years of Experience



Claude LeBlanc
President, CEO & Director
30+
President & CEO since 2017; senior roles at AXA XL, Syncora Holdings; Director of Maiden Holdings.



David Trick
Chief Financial Officer & Treasurer
30+
CFO since 2010; previously at the Bank of New York and the Federal Deposit Insurance Corporation.



R. Sharon Smith
Group Chief Operating Officer
25+
Director at Embrace Partners; Syncora Holdings; NYLIM; attorney at Clifford Chance, Skadden Arps, Weil Gotshal.



Lawrence F. Metz
Senior Managing Director & General Counsel
25+
Appointed GC in late 2025; formerly President & Co-CEO and GC at Maiden Holdings (2009–2025); prior VP & GC at AmTrust; J.D. Fordham Law.

Business-Unit-Leaders



Naveen Anand
President, Octave Partners
30+
Former President of Players Health, CEO of Hallmark Financial, CUO & Americas CEO of Torus; also CNA and Chubb.



John Cavanagh
Executive, Octave Ventures
40+
Retired Global CEO of Willis Re in 2017; co-founded Beat in 2018; 21 years at RK Carvill as specialty re-broker.



Paul Rayner
Executive, Octave Ventures
25+
MD of GC Securities prior to joining Beat in 2018; began career at Deloitte; Fellow of the ICAEW.



Darwin Lucas
President, Everspan
20+
20+ years in program insurance; senior underwriting roles at Everest Re, Maxum Specialty, Regional Excess Underwriters.

Leadership Advantages

- Seasoned team with a proven history of execution through market cycles
- Aligned strategic vision across the leadership group
- Broad subject matter expertise spanning specialty P&C, A&H, and capital markets
- Deep industry connections and wide visibility across the specialty insurance sector
- Entrepreneurial culture with a demonstrated track record of building and scaling successful businesses

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octave

6 Compensation Framework Aligned with Stockholder Interests Summary of 2025 actions and go-forward governance Redesigned 2025 Incentive Program In response to stockholder feedback favoring more objective, formula- driven incentives, the 2025 STIP was revised to eliminate the 30% strategic goals component. Awards are now determined solely by pre- established quantitative metrics: 40% Adjusted EBITDA Margin 40% Annual Revenue Growth 20% Everspan Net Combined Ratio LTIP awards are delivered 70% in PSUs and 30% in RSUs, with a three- year performance period and a relative TSR modifier measured against the Russell 2000. PSU payouts are capped at 100% of target if absolute TSR is negative. The 2026 incentive program was designed on the same basis, maintaining the same quantitative metrics and 100% formulaic structure. Compensation Governance Safeguards Heavy weighting on at-risk, performance-based compensation Three-year LTIP vesting and one-year post-vest holding on special RSUs Rigorous share-price hurdles on performance stock options ($18– $30) Relative TSR modifier tied to Russell 2000 performance Executive Stock Ownership Policy (6x CEO, 3x CFO, 2x other NEOs) Recoupment (clawback) Policy Prohibition on hedging and pledging of Octave common stock Independent compensation consultant (Meridian) ISS Recommendation: FOR (Proposal 2 — Say-on-Pay) ISS recommends FOR, citing performance-based CEO pay with PSOs tied to rigorous goals, payouts capped on negative absolute TSR, and a 100% formulaic annual incentive program with below-target payouts in respect of 2025, aligned with performance.

7 Vote FOR the Advisory Approval of Executive Compensation Say-on-Pay · Proposal 2 on the 2026 proxy card Proposal 2 Advisory Vote to Approve Our Named Executive Offi cers Compensation Executive compensation aligned with our new scale, strategy, and stockholder interests Redesigned Pay-for-Performance The 2025 STIP was revised to eliminate the 30% strategic goals component. Awards are now determined solely on pre-established quantitative metrics — Adjusted EBITDA Margin (40%), Revenue Growth (40%), and Combined Ratio (20%). Meaningful Go-Forward Reductions Following the Sale Transaction, target total compensation was reduced by up to 20% for the Continuing Officer NEOs, including a $150,000 base salary reduction for the CFO, reflecting the Company’s smaller post-transaction profile. Rigorous Governance Safeguards 81% of CEO and 66% of other NEO target compensation is at-risk. Program includes a relative TSR modifier tied to the Russell 2000, a negative TSR cap, clawback, ownership guidelines, and anti-hedging/pledging restrictions. The Board recommends a vote FOR Approval of executive compensation (advisory). ISS also recommends FOR this proposal. Prior-year support 79% of votes cast approved our 2025 Say-on-Pay proposal, which the Committee used to guide 2025 program design changes. CEO target total compensation –20% reduction from pre-sale levels, aligned with the Company’s smaller operating profile.

8 Vote FOR the 2026 Incentive Compensation Plan 2026 Incentive Compensation Plan · Proposal 4 on the 2026 proxy card Proposal 4 Approval of Octave’s 2026 Incentive Compensation Plan Successor plan to the 2024 Plan — designed to attract, retain, and motivate key talent Supports Long-Term Strategy Equity compensation is central to aligning employees, officers and directors with long-term stockholder value. The 2026 Plan replaces the 2024 Plan; no new awards will be granted under the 2024 Plan if approved. Reasonable Share Request The Board is requesting 1,200,000 new shares — expected to support approximately one to two years of equity compensation needs based on historical and projected usage. Best-Practice Plan Design No evergreen provision, no repricing or cash buyouts, no discounted stock options/SARs, no single-trigger acceleration, no dividends on unvested awards, $1M non-employee director cap, minimum one-year vesting, and clawback applicability. The Board recommends a vote FOR Approval of the 2026 Incentive Compensation Plan. New shares requested 1.2M shares — sized to support roughly 1–2 years of planned equity awards. 3-year average burn rate 2.36% excluding one-time Sale Transaction awards; reflects disciplined share usage. ISS Recommendation: AGAINST (Proposal 4 only) — citing plan cost, burn rate, share recycling, and Board authority to accelerate vesting as it deems appropriate. The Board respectfully disagrees: (1) excluding one-time Sale Transaction awards, the 3-year burn rate was 2.36% (vs. the 2.63% ISS calculated under its methodology); (2) the plan drafting reflects best practice in governance and risk mitigation, including Board authority to manage outstanding awards as it deems appropriate; and (3) the share request is for a limited pool duration. The Board unanimously recommends a vote FOR.

9 Board of Directors Independent, Experienced, and Diverse Board — 6 of 7 Directors Independent Dir. 2013 Jeffrey S. Stein Independent Chairman Co-Founder & Managing Partner, Breakpoint Partners LLC; 32+ years in debt and equity investing; previously Founder of Stein Advisors LLC. Dir. 2016 Ian D. Haft Independent Director CFO, Flag & Anthem LLC; CEO, Surgis Capital LLC; former founding partner of Cornwall Capital; 20+ years in alt asset management and investment banking. Dir. 2021 Lisa G. Iglesias Independent Director EVP & General Counsel, Unum Group since 2015; 30+ years in finance, risk management, insurance regulation, and corporate governance. Dir. 2018 Joan Lamm-Tennant Independent Director Independent Chair, Equitable Holdings & AllianceBernstein; Founder & former CEO of Blue Marble Microinsurance; former Global Chief Economist of Guy Carpenter. Dir. 2017 Claude LeBlanc President, CEO & Director President & CEO of Octave Specialty Group since 2017; previously senior executive at AXA XL and Syncora Holdings; Director of Maiden Holdings. Dir. 2023 Kristi A. Matus Independent Director Chair, Cerence Inc. Board; former CFO & COO of Buckle Agency; former EVP & CFO/CAO of athenahealth; 30+ years in finance, insurance, and technology. Dir. 2023 Michael D. Price Independent Director Former President & CEO of Platinum Underwriters Holdings (2005–2015); prior COO and President of Platinum US; extensive P&C reinsurance leadership. Board Governance 6 of 7 directors are independent Separate Chairman and CEO roles No classified board — all directors elected annually No stockholder rights plan 3 of 7 directors self-identify as women Average tenure of 7.2 years Actively engaged with stockholders on governance and compensation All directors attended 100% of 2025 Board and committee meetings

10 We Request Your Support at the 2026 Annual Meeting of Stockholders The Board recommends a vote FOR each of the following proposals The Board of Directors recommends that you vote FOR each of the following agenda items: Proposal Vote Subject Description Proposal 1 FOR Election of Directors Ian D. Haft, Lisa G. Iglesias, Joan Lamm-Tennant, Claude LeBlanc, Kristi A. Matus, Michael D. Price, Jeffrey S. Stein Proposal 2 FOR Advisory Vote on Executive Compensation Say-on-Pay — advisory approval of our named executive officers’ compensation Proposal 3 FOR Ratifi cation of Independent Auditor Appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026 Proposal 4 FOR 2026 Incentive Compensation Plan Approval of the Octave Specialty Group, Inc. 2026 Incentive Compensation Plan Please refer to the 2026 Proxy Statement for additional information regarding each proposal.

Thank You Questions regarding this supplement may be directed to Investor Relations.